Exhibit 10(b)
                            -------------


                           AMENDMENT NO. 1
                           ---------------
                                 TO
                          PEOPLES BANCORP INC.
               DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                 OF
                 PEOPLES BANCORP INC. AND SUBSIDIARIES
                 -------------------------------------


Section 1.  BACKGROUND
----------------------
        Effective January 1, 1991, Peoples Bancorp Inc. (the "Corporation") established a deferred compensation plan to provide directors of the Corporation and its subsidiaries with an opportunity to defer compensation otherwise payable to them from the Corporation and/or its subsidiaries. Effective January 2, 1998, the Corporation amended and restated the deferred compensation plan to incorporate certain changes in its provisions, including the types of funds in which the deferred compensation allocated to the participants' accounts may be invested.

        At the July 23, 1998 meeting, the Emerging Issues Task Force (the "EITF") reached a consensus (the "Consensus") on Issue No. 9714, Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested, regarding the accounting treatment for deferred compensation arrangements where amounts earned by an employee are invested in the employer's stock that is placed in a "Rabbi Trust" (i.e., an irrevocable grantor trust) and the EITF concluded that companies must adopt the Consensus as of September 30, 1998. In recognition of the Consensus, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and the participants in the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the "Directors' Plan") that the Directors' Plan be amended, effective as of January 2, 1998, to provide that amounts allocated to a participant's Stock Account may be distributed only in the form of common shares of the Corporation.

Section 2.  AMENDMENT Of SECTION 5.B.
-------------------------------------
        Section 5.B of the Directors' Plan is hereby amended, effective as of January 2, 1998, to read as follows:

        B. Method of Distribution. A Participant's Deferred Compensation Account shall be distributed to the Participant either in a single lump sum payment or in equal annual installments over a period of not more than five (5) years. To the extent that a Deferred Compensation Account is distributed in installment payments, the undisbursed portions of such account shall continue to be credited with Additions in accordance with the applicable provisions of Section 4.D. The method of distribution (lump sum or installments) shall be elected by the Participant prior to the date on which he ceases to be a Director. In the absence of any election, a Participant's Deferred Compensation Account shall be paid in installments over a period of five (5) years. Cash Accounts shall be distributed in cash. Stock Accounts shall be distributed in Common Shares.


Section 3.  AMENDED SECTION 5.B TO CONTROL.
-------------------------------------------
        To the extent that the provisions of Section 5.B of the Directors' Plan, as amended herein, and the provisions of any other section of the Directors' Plan or any Rabbi Trust Agreement entered into by the Corporation in connection with the Directors' Plan are inconsistent, the provisions of said amended Section 5.B of the Directors' Plan shall control.

        IN WITNESS WHEREOF, this Amendment No.  1 has been executed by Robert
        E. Evans, President and Chief Executive Officer of Peoples Bancorp Inc., to be effective as of January 2, 1998.

                                /s/ ROBERT E. EVANS
                                    Robert E. Evans
                                    President and Chief Executive Officer